UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934



       Date of Report: (Date of earliest event reported) January 24, 2007



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                             1-3247                 16-0393470
(State or other jurisdiction         (Commission            (I.R.S. Employer
of incorporation)                    File Number)           Identification No.)


One Riverfront Plaza, Corning, New York                     14831
(Address of principal executive offices)                    (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)


N/A
(Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

The Corning Incorporated press release dated January 24, 2007 regarding its financial results for the fourth quarter ended December 31, 2006 and its first quarter 2007 earnings guidance is attached hereto as Exhibit 99.

The information in this report, being furnished pursuant to Item 2.02 of Form 8-K, shall not be deemed to be "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section, and is not incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.  Financial Statements and Exhibits

(d)   Exhibit

      99   Press Release dated January 24, 2007, issued by Corning Incorporated.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                     CORNING INCORPORATED
                                     Registrant



Date: January 24, 2007               By    /s/  KATHERINE A. ASBECK
                                                -------------------------------
                                                Katherine A. Asbeck
                                                Senior Vice President - Finance

                                                                      Exhibit 99
                                                                      ----------


FOR RELEASE -- January 24, 2007

Media Relations Contact:                     Investor Relations Contact:
Daniel F. Collins                            Kenneth C. Sofio
(607) 974-4197                               (607) 974-7705
collinsdf@corning.com                        sofiokc@corning.com


                    Corning Announces Fourth-Quarter Results

                     Company achieves record results in 2006
               Highlights LCD and diesel products growth for 2007

CORNING, N.Y. -- Corning Incorporated (NYSE:GLW) today announced fourth-quarter sales of $1.37 billion and net income of $646 million, or $0.41 per share. The net income includes net after-tax special gains of $158 million, or $0.10 per share.

Excluding these special gains, Corning's fourth-quarter net income would have been $488 million, or $0.31 per share, which exceeded the company's guidance for the quarter and also the consensus of Wall Street estimates as compiled by Thomson/First Call. These are non-GAAP financial measures. These and all non-GAAP financial measures are reconciled on the company's investor relations Web site and in attachments to this news release.

"Our  excellent   fourth-quarter   results   capped  an  outstanding   full-year
performance for Corning," Wendell P. Weeks, president and chief executive officer, said. "This was the fourth consecutive year that we recorded significant improvement in the company's profitability and we reached a new all-time record for net income and earnings per share. We are extremely pleased with our 2006 performance and we believe we are well positioned for continued growth and success in 2007." These are non-GAAP financial measures.

Corning's fourth-quarter results included the following non-cash special gains and charges:
..    A $139 million  pretax and after-tax gain primarily to reflect the decrease in the market value of Corning common stock to be contributed to settle the asbestos litigation related to Pittsburgh Corning Corporation.
..    Restructuring  and impairment  pretax and after-tax  charges of $44 million related to the company's Telecommunications segment.
..    A $35 million reduction in income tax expense related to the release of the valuation allowance on certain deferred tax assets in Germany.
..    A $28 million  increase in equity earnings  resulting from net nonrecurring gains at Samsung Corning Co., Ltd., a Korean manufacturer of glass panels and funnels for cathode ray tube (CRT) television and computer monitors.



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


Corning Announces Fourth-Quarter Results
Page Two


Full-Year Operating Results
For the full year, Corning recorded sales of $5.17 billion, an increase of 13 percent over 2005 sales of $4.58 billion. The sales increase was the result of continuing strong growth in Display Technologies and improvements in most of the company's other business segments. Corning had net income of $1.86 billion, or $1.16 per share, versus $585 million, or $0.38 per share, in 2005.

Corning's net income for 2005 and 2006 included several special gains and charges. Excluding these items, Corning's net income for 2006 increased 35 percent to $1.78 billion or $1.12 per share compared to $1.32 billion or $0.86 per share in 2005. These are non-GAAP financial measures. The company's 2006 results also include $81 million, or $0.05 per share, of stock compensation expense resulting from the adoption of SFAS 123R at the beginning of 2006.

"Our Display Technologies business had an excellent year. Volume grew more than 50 percent on strong shipments of larger-generation glass substrates. We are especially pleased that we held our gross margin percentage in 2006 compared to 2005 as strong cost reductions offset price declines that were higher than our historical trend," Weeks said.

He added, "Year-over-year, our Telecommunications segment experienced sales gains of 6 percent. Excluding the impact of the shift of our Japanese business to an equity affiliate, sales increased 10 percent. The Telecommunications segment also improved profitability, before special items, for a second consecutive year. We sense that a broader recovery in the Telecommunications industry may finally be underway." These are non-GAAP financial measures.

"We also had another excellent year at our equity affiliates, particularly Dow Corning Corporation and Samsung Corning Precision Glass Co., Ltd. (SCP), which drove a significant increase in equity earnings," Weeks said. Samsung Corning Precision is a 50-percent owned equity company in Korea which manufactures LCD glass substrates.

Fourth-Quarter Operating Results
Corning's fourth-quarter sales increased 7 percent over third-quarter sales of $1.28 billion and by 14 percent over last year's fourth-quarter sales of $1.2 billion. Fourth-quarter gross margin for the company remained strong at 44 percent, comparable to the third quarter.

Including the $28 million net nonrecurring gains at Samsung Corning, equity earnings for the fourth quarter were $272 million compared to third-quarter equity earnings of $232 million. Absent this item, the fourth-quarter equity earnings increase was the result of continued strong performance at both Dow Corning and Samsung Corning Precision.

Fourth-quarter sales for Corning's Display Technologies segment were $619 million, a 19 percent increase over 2005 fourth-quarter sales of $518 million, caused by volume growth of 48 percent which was partially offset by price declines. Sequentially, fourth-quarter sales increased 22 percent from third-quarter sales of $506 million as volume increases of 28 percent were partly offset by price declines of 5 percent.


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


Corning Announces Fourth-Quarter Results
Page Three


Samsung Corning Precision's fourth-quarter glass volume increased 43 percent year-over-year and 13 percent sequentially. Equity earnings from SCP were $147 million, up 14 percent over last year and up 9 percent compared with the third quarter.

Total LCD glass volume, including both Corning's wholly owned business and SCP, increased 46 percent year-over-year and 20 percent sequentially. Net income for the Display Technologies segment, which includes results of Corning's wholly owned business and equity earnings from SCP, increased 25 percent to $461 million in the fourth quarter compared to $368 million in the fourth quarter of 2005, and 17 percent compared to the third quarter.

Weeks said, "As the year went on it became apparent that television was becoming the primary driver for LCD glass growth. We estimate that LCD television penetration reached 22 percent of the world market in 2006, and preliminary retail sales figures indicate that one out of every three TVs sold in the United States last year was an LCD television.

"Greater than one-third of the total LCD glass manufactured last year, measured in square footage, was used to produce LCD televisions." Weeks added, "In making this transition toward an industry driven increasingly by television sales, we have learned a lot about its seasonality patterns which should help us effectively manage capacity in the future."

Fourth-quarter Telecommunications segment sales declined by 11 percent to $404 million from $456 million in the third quarter. This fourth-quarter seasonal decline was much less than the company had previously expected due to strong demand from European and North American telecommunications carriers. Year-over-year fourth-quarter Telecommunications sales increased 5 percent.

In the fourth quarter, Environmental Technologies segment sales increased slightly to $155 million from $153 million in the third quarter. Life Sciences segment fourth-quarter sales were $72 million, an increase over third-quarter sales of $68 million.

Cash Flow/Liquidity Update
Corning ended the fourth quarter with $3.2 billion in cash and short-term investments, an increase over the $2.8 billion at the end of the third quarter. The company ended 2006 with total debt of $1.7 billion. "We had positive free cash flow of $540 million in 2006," James B. Flaws, vice chairman and chief financial officer, said. "Our board of directors has established a goal to maintain a cash balance in excess of debt as a protection against volatility in our markets. The board has also approved priorities for the use of any cash beyond this level. First, we will repay debt maturities within the upcoming three years. Second, we will earmark funds needed for potential major new developments coming out of our laboratories. After these priorities are achieved, the board will consider share repurchases or the reinstatement of dividend payments," he said. Free cash flow is a non-GAAP financial measure.





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


Corning Announces Fourth-Quarter Results
Page Four


Weeks added, "We believe we may be on the cusp of a very productive decade of innovation at Corning. It will be extremely important that we have enough cash-on-hand to fund the development of emerging technologies in our laboratories. Examples of such emerging technologies include green lasers for mobile projection devices and micro reactors for chemical processing."

2007 Market Outlook
For 2007, Corning expects the overall LCD glass substrate market to grow in the mid-30 percent range, with an increase of at least 400 million square feet of glass over last year's total volume. The expected volume growth for the year will be equal to or greater than the total amount of LCD glass added to the market in 2006. Corning said that its LCD glass volume is expected to grow at the upper end of this range, while SCP's volume may be slightly lower than the range. Growth rates by region, and thus by Corning's wholly owned business and SCP, may be different based on market dynamics.

Corning said that LCD televisions should reach 33 percent of the global television market or approximately 68 million units in 2007. This would be a significant increase over the estimated 22 percent penetration rate or 43 million units produced last year. "This nearly 60 percent increase in television units produced, coupled with an increase in average screen size, may result in almost half of all the LCD glass produced this year going to the television market," Flaws said.

Corning also expects it will see significant growth in its heavy-duty diesel products this year due to the new U.S. emissions regulations which became effective on January 1, 2007. Diesel products are a part of Corning's Environmental Technologies segment. The company expects that diesel product sales should increase by more than 60 percent from the $164 million of sales in 2006. This sales ramp is expected to be stronger in the second half of the year.

First-Quarter Outlook
Corning said that it expects first-quarter sales to be in the range of $1.26 billion to $1.31 billion and earnings per share (EPS) in the range of $0.24 to $0.27, before special items. This EPS estimate is a non-GAAP financial measure and excludes any possible special items. The gross margin percent for the first quarter is expected to be 43 percent to 45 percent. The company also expects that its effective tax rate for the first quarter will be in the range of 15 percent to 18 percent.

In its Display Technologies segment, Corning said that first-quarter sequential glass volume for both its wholly owned business and Samsung Corning Precision will be down 10 percent to 15 percent compared to the fourth quarter. Flaws said, "This sequential volume decline reflects the seasonality of the LCD TV market as television becomes a larger part of the LCD industry. Historically, the color television end market has seen 55 percent of total sales occur in the second half of the year. Retail sales of LCD televisions are more weighted in the second half due to the rapid increase in penetration.







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


Corning Announces Fourth-Quarter Results
Page Five


"We anticipate that this seasonality decline may fall more heavily on Corning in quarter one due to our overall market share and our new pricing strategy. We expect to see our total glass volume increase significantly as the market expands in the second half of this year. Additionally, we are encouraged that the LCD industry appears to be operating at lower levels during the first quarter in order to avoid a repeat of last year's panel inventory buildup which caused significant disruption in the LCD supply chain."

Price declines of one percent to two percent are expected in the first quarter for Corning's wholly owned business. At SCP, first-quarter price declines are anticipated to be higher and any subsequent declines are expected to be moderate for the remainder of the year.

Flaws said there are a number of factors contributing to Corning's overall belief that it will be able to achieve lower price declines this year than in 2006. "First," he said, "last year's first-quarter inventory buildup by panel manufacturers and the subsequent inventory correction, along with the introduction of significantly more Gen 6 and larger capacity by competitors, were major contributors to the higher than historical price declines in 2006. Second, we are using a new pricing strategy by offering lower price declines in the first part of the year, when demand is seasonally weaker, in order to maintain higher prices in the second half of the year, when we believe that LCD glass will be in tight supply."

Corning said that lower first-half capacity requirements will allow the company to make necessary melting tank repairs and improvements and accelerate its transition to its environmentally green EAGLE XG (TM) glass composition.

Corning's Telecommunications segment first-quarter sales are expected to increase modestly over the previous year and sequentially due to increased demand in North America and Europe. "We are beginning to feel much better about the growth opportunities in the telecommunications industry," Flaws said, "We expect to see earnings improvement for the full year."

The company's Environmental Technologies segment sales are expected to increase about 5 percent from the fourth quarter of last year due to seasonally stronger automotive sales and a modest increase in diesel products sales. Sales for the Life Sciences segment should be up slightly from the fourth quarter of 2006.

Equity earnings for the first quarter are expected to decline 25 percent to 30 percent due to the lower earnings from Samsung Corning Precision and the absence of the fourth quarter nonrecurring gain at Samsung Corning.

"Seasonality factors across a number of our businesses will have an impact in the first quarter but we believe that Corning is well-positioned to achieve another full year of sales and earnings growth. At the same time, we will continue to make the necessary investments in innovation and research that should lead to the next generation of successful products to ensure the long-term success of Corning," Weeks said.



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


Corning Announces Fourth-Quarter Results
Page Six


Fourth-Quarter   Conference   Call   Information
The company will host a fourth-quarter conference call at 8:30 a.m. EDT on Wednesday, Jan.24. To access the call, dial (210) 234-0002. The password is QUARTER FOUR. The leader is SOFIO. A replay of the call will begin at approximately 10:30 a.m. EDT, and will run through 5 p.m. EDT, Wednesday, Feb.
7. To listen, dial (203) 369-3852. No pass code is required. To listen to a live audio webcast of the call, go to Corning's Web site:
www.corning.com/investor_relations, and follow the instructions. The audio webcast will be archived for one year following the call.

Presentation of Information in this News Release
Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning's non-GAAP net income and EPS measure excludes restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company's non-GAAP measure excludes adjustments to asbestos settlement reserves required by movements in Corning's common stock price, gains and losses arising from debt retirements, charges resulting from the impairment of equity or cost method investments, or adjustments to deferred tax assets, and gains or losses recognized in equity earnings from restructuring, impairment or other charges or credits taken by equity method companies. Corning's free cash flow financial measures are also non-GAAP measures. The company believes presenting non-GAAP free cash flow; net income and EPS measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. These non-GAAP measures are reconciled on the company's Web site at www.corning.com/investor_relations and accompany this news release.

About Corning Incorporated
Corning Incorporated (www.corning.com) is a diversified technology company that concentrates its efforts on high-impact growth opportunities. Corning combines its expertise in specialty glass, ceramic materials, polymers and the manipulation of the properties of light, with strong process and manufacturing capabilities to develop, engineer and commercialize significant innovative products for the telecommunications, flat panel display, environmental, semiconductor, and life sciences industries.

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes in global economic and political conditions; currency fluctuations; product demand and industry capacity; competition; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization; changes in the mix of sales between premium and non-premium products; new plant start-up costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; stock price fluctuations; and adverse litigation or regulatory developments. Additional risk factors are identified in Corning's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

                                       ###

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (Unaudited; in millions, except per share amounts)

                                                               Three months ended                 Year ended
                                                                  December 31,                   December 31,
                                                            ------------------------      -------------------------
                                                              2006            2005           2006           2005
                                                            ---------      ---------      ---------       ---------
Net sales                                                   $   1,369      $   1,200      $   5,174       $   4,579
Cost of sales                                                     766            673          2,891           2,595
                                                            ---------      ---------      ---------       ---------

Gross margin                                                      603            527          2,283           1,984

Operating expenses:
   Selling, general and administrative expenses                   222            203            857             756
   Research, development and engineering expenses                 138            123            517             443
   Amortization of purchased intangibles                            3              2             11              13
   Restructuring, impairment and other charges
     and (credits) (Note 1)                                        41            (84)            54             (38)
   Asbestos settlement (Note 2)                                  (139)            14             (2)            218
                                                            ---------      ---------      ---------       ---------

Operating income                                                  338            269            846             592

Interest income                                                    36             21            118              61
Interest expense                                                  (20)           (24)           (76)           (108)
Loss on repurchases and retirement of debt, net                                   (4)           (11)            (16)
Other income, net                                                  23              2             84              30
                                                            ---------      ---------      ---------       ---------

Income before income taxes                                        377            264            961             559
Provision for income taxes (Note 3)                                             (487)           (55)           (578)
                                                            ---------      ---------      ---------       ---------

Income (loss) before minority interests and equity earnings       377           (223)           906             (19)
Minority interests                                                 (3)             1            (11)             (7)
Equity in earnings of affiliated companies, net
  of impairments (Note 4)                                         272            189            960             611
                                                            ---------      ---------      ---------       ---------

Net income (loss)                                           $     646      $     (33)     $   1,855       $     585
                                                            =========      =========      =========       =========

Basic earnings (loss) per common share (Note 6)             $    0.42      $   (0.02)     $    1.20       $    0.40
                                                            =========      =========      =========       =========
Diluted earnings (loss) per common share (Note 6)           $    0.41      $   (0.02)     $    1.16       $    0.38
                                                            =========      =========      =========       =========

See accompanying notes to these financial statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS
               (Unaudited; in millions, except per share amounts)


                                                                                                   December 31,
                                                                                        ---------------------------------
                                                                                             2006                2005
                                                                                        -------------       -------------
Assets

Current assets:
   Cash and cash equivalents                                                              $   1,157           $   1,342
   Short-term investments, at fair value                                                      2,010               1,092
                                                                                          ---------           ---------
     Total cash, cash equivalents and short-term investments                                  3,167               2,434
   Trade accounts receivable, net                                                               746                 629
   Inventories                                                                                  639                 570
   Deferred income taxes                                                                         47                  44
   Other current assets                                                                         199                 183
                                                                                          ---------           ---------
       Total current assets                                                                   4,798               3,860

Investments                                                                                   2,522               1,729
Property, net                                                                                 5,193               4,675
Goodwill and other intangible assets, net                                                       316                 338
Deferred income taxes                                                                           114                  10
Other assets                                                                                    122                 595
                                                                                          ---------           ---------

Total Assets                                                                              $  13,065           $  11,207
                                                                                          =========           =========

Liabilities and Shareholders' Equity

Current liabilities:
   Current portion of long-term debt                                                      $      20           $      18
   Accounts payable                                                                             631                 690
   Other accrued liabilities                                                                  1,668               1,662
                                                                                          ---------           ---------
       Total current liabilities                                                              2,319               2,370

Long-term debt                                                                                1,696               1,789
Postretirement benefits other than pensions                                                     739                 593
Other liabilities                                                                             1,020                 925
                                                                                          ---------           ---------
       Total liabilities                                                                      5,774               5,677
                                                                                          ---------           ---------

Commitments and contingencies
Minority interests                                                                               45                  43
Shareholders' equity:
   Preferred stock - Par value $100.00 per share; Shares authorized: 10 million
   Common stock - Par value $0.50 per share; Shares authorized: 3.8 billion;
     Shares issued: 1,576 million and 1,552 million                                             791                 776
   Additional paid-in capital                                                                12,008              11,548
   Accumulated deficit                                                                       (4,992)             (6,847)
   Treasury stock, at cost; Shares held: 18 million                                            (201)               (168)
   Accumulated other comprehensive income                                                      (360)                178
                                                                                          ---------           ---------
       Total shareholders' equity                                                             7,246               5,487
                                                                                          ---------           ---------

Total Liabilities and Shareholders' Equity                                                $  13,065           $  11,207
                                                                                          =========           =========

See accompanying notes to these financial statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Unaudited; in millions)

                                                                   Three months ended                Year ended
                                                                ------------------------            December 31,
                                                                 Dec. 31,       Sept. 30,     ------------------------
                                                                   2006           2006          2006            2005
                                                                ---------       --------      ---------      ---------
Cash Flows from Operating Activities:
  Net income                                                    $    646        $   438       $  1,855       $    585
    Adjustments to reconcile net income to net cash
     provided by operating activities:
      Depreciation                                                   150            140            580            499
      Amortization of purchased intangibles                            3              2             11             13
      Restructuring, impairment and other charges and (credits)       41              2             54            (38)
      Asbestos settlement                                           (139)            13             (2)           218
      Stock compensation charges                                      32             33            127             29
      Loss on repurchases and retirement of debt                                                    11             16
      Undistributed earnings of affiliated companies                (213)          (143)          (597)          (310)
      Deferred taxes                                                 (37)             3           (101)           425
      Interest expense on convertible debentures                                                                  (23)
      Restructuring payments                                          (6)            (3)           (15)           (25)
      Decrease in restricted cash                                                                                  22
      Customer deposits, net of credits issued                       (41)            12             45            428
      Employee benefit payments less than expense                      1              3             27             34
      Changes in certain working capital items:
        Trade accounts receivable                                     14           (122)          (105)           (77)
        Inventories                                                   39            (11)           (65)           (62)
        Other current assets                                                         (5)           (10)             6
        Accounts payable and other current liabilities,
          net of restructuring payments                              125             14            (56)           113
      Other, net                                                      13             35             44             86
                                                                --------        -------       --------       --------
Net cash provided by operating activities                            628            411          1,803          1,939
                                                                --------        -------       --------       --------

Cash Flows from Investing Activities:
   Capital expenditures                                             (290)          (338)        (1,182)        (1,553)
   Acquisitions of businesses, net of cash received                                                (16)
   Net proceeds from sale or disposal of assets                        1              3             12             18
   Net increase in long-term investments and other
     long-term assets                                                                              (77)
   Short-term investments - acquisitions                            (551)          (838)        (2,894)        (1,668)
   Short-term investments - liquidations                             373            383          1,976          1,452
   Other, net                                                                                                      39
                                                                --------        -------       --------       --------
Net cash used in investing activities                               (467)          (790)        (2,181)        (1,712)
                                                                --------        -------       --------       --------

Cash Flows from Financing Activities:
   Net repayments of short-term borrowings and current
     portion of long-term debt                                                       (7)           (14)          (451)
   Proceeds from issuance of long-term debt, net                                    246            246            147
   Repayments of long-term debt                                      (25)            (9)          (368)          (102)
   Proceeds from issuance of common stock, net                         6              5             26            365
   Proceeds from the exercise of stock options                        23             29            303            202
   Other, net                                                         (1)            (4)           (13)           (14)
                                                                --------        -------       --------       --------
Net cash provided by financing activities                              3            260            180            147
                                                                --------        -------       --------       --------
Effect of exchange rates on cash                                      14                            13            (41)
                                                                --------        -------       --------       --------
Net increase (decrease) in cash and cash equivalents                 178           (119)          (185)           333
Cash and cash equivalents at beginning of period                     979          1,098          1,342          1,009
                                                                --------        -------       --------       --------

Cash and cash equivalents at end of period                      $  1,157        $   979       $  1,157       $  1,342
                                                                ========        =======       ========       ========

Certain amounts for 2005 were reclassified to conform to 2006 classifications.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                 SEGMENT RESULTS
                            (Unaudited; in millions)

Our   reportable    operating    segments    include    Display    Technologies,
Telecommunications, Environmental Technologies and Life Sciences.

                                                Display     Telecom-    Environmental   Life        All
                                             Technologies  munications  Technologies  Sciences      Other      Total
                                             ------------  -----------  ------------- --------    --------   --------
Three months ended December 31, 2006
Net sales                                      $   619      $   404       $    155    $     72    $    119   $  1,369
Depreciation (1)                               $    77      $    36       $     21    $      5    $      8   $    147
Amortization of purchased intangibles                       $     3                                          $      3
Research, development and engineering
  expenses (2)                                 $    30      $    24       $     30    $     12    $     11   $    107
Restructuring, impairment and other charges
  (before-tax and minority interest) (3)                    $    42                   $      1               $     43
Income tax (provision) benefit                 $   (45)     $     3       $      1    $      1    $      2   $    (38)
Earnings (loss) before minority interest
  and equity earnings (4)                      $   311      $   (53)      $     (8)   $     (2)   $     10   $    258
Minority interests                                               (2)                                    (1)        (3)
Equity in earnings of affiliated companies (5)     150            1                                     31        182
                                               -------      -------       --------    --------    --------   --------
Net income (loss)                              $   461      $   (54)      $     (8)   $     (2)   $     40   $    437
                                               =======      =======       ========    ========    ========   ========

Three months ended December 31, 2005
Net sales                                      $   518      $   383       $    142    $     63    $     94   $  1,200
Depreciation                                   $    52      $    42       $     17    $      5    $      9   $    125
Amortization of purchased intangibles                       $     3                                          $      3
Research, development and engineering
  expenses (2)                                 $    33      $    19       $     27    $     12    $      8   $     99
Restructuring, impairment and other credits
  (before-tax and minority interest) (3)                    $   (84)                                         $    (84)
Income tax provision                           $   (46)     $    (2)                                         $    (48)
Earnings (loss) before minority interest
  and equity earnings (loss) (4)               $   237      $    76       $     (7)   $     (8)   $     (2)  $    296
Minority interests                                                1                                                 1
Equity in earnings (loss) of affiliated
  companies (5)                                    131           (1)                                     6        136
                                               -------      -------       --------    --------    --------   --------
Net income (loss)                              $   368      $    75       $     (7)   $     (8)   $      4   $    432
                                               =======      =======       ========    ========    ========   ========

Year ended December 31, 2006
Net sales                                      $ 2,133      $ 1,729       $    615    $    287    $    410   $  5,174
Depreciation (1)                               $   276      $   157       $     80    $     20    $     37   $    570
Amortization of purchased intangibles                       $    11                                          $     11
Research, development and engineering
  expenses (2)                                 $   126      $    82       $    121    $     49    $     36   $    414
Restructuring, impairment and other charges
  (before-tax and minority interest) (3)                    $    44                   $      6    $      6   $     56
Income tax (provision) benefit                 $  (117)     $   (27)      $     (5)   $      1    $     (3)  $   (151)
Earnings (loss) before minority interest
  and equity earnings (loss) (4)               $ 1,052      $     9       $      8    $    (17)   $     12   $  1,064
Minority interests                                               (7)                                    (4)       (11)
Equity in earnings (loss) of affiliated
  companies (5)                                    565            5             (1)                     39        608
                                               -------      -------       --------    --------    --------   --------
Net income (loss)                              $ 1,617      $     7       $      7    $    (17)   $     47   $  1,661
                                               =======      =======       ========    ========    ========   ========

Year ended December 31, 2005
Net sales                                      $ 1,742      $ 1,623       $    580    $    282    $    352   $  4,579
Depreciation                                   $   185      $   180       $     70    $     20    $     35   $    490
Amortization of purchased intangibles                       $    13                                          $     13
Research, development and engineering
  expenses (2)                                 $   107      $    76       $    102    $     40    $     28   $    353
Restructuring, impairment and other
  net credits (before-tax and
  minority interest) (3)                                    $   (47)                              $    (16)  $    (63)
Income tax provision                           $  (122)     $   (15)      $     (5)   $     (2)   $     (3)  $   (147)
Earnings (loss) before minority interest
  and equity earnings (loss) (4)               $   823      $    61       $     15    $     (4)   $     19   $    914
Minority interests                                                2                                     (9)        (7)
Equity in earnings (loss) of affiliated
  companies (5)                                    416            5                                    (76)       345
                                               -------      -------       --------    --------    --------   --------
Net income (loss)                              $ 1,239      $    68       $     15    $     (4)   $    (66)  $  1,252
                                               =======      =======       ========    ========    ========   ========

(1) Depreciation expense for Corning's reportable segments is recorded based on the assets of each segment and also includes an allocation of depreciation of corporate property not specifically identifiable to a segment.
(2) Research, development, and engineering expenses includes direct project spending which is identifiable to a segment.
(3) In the three months and year ended December 31, 2006, restructuring, impairment and other charges and (credits) includes a charge of $44 million for certain assets in our Telecommunications segment. In the three months and year ended December 31, 2005, restructuring, impairment and other charges and (credits) includes a gain of $84 million for the reversal of the cumulative translation account of a wholly-owned subsidiary that was substantially liquidated. Amounts for the year ended December 31, 2005, also include a charge of $28 million for a restructuring plan in the Telecommunications segment.
(4) Many of Corning's administrative and staff functions are performed on a centralized basis. Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function. Other staff functions, such as corporate finance, human resources and legal are allocated to segments, primarily as a percentage of sales.
(5)  In the three months and year ended  December  31, 2006,  equity in earnings
     (loss) of affiliated companies includes gains of $28 million and $7 million, respectively, in All Other related to impairments and other charges and credits for Samsung Corning. In the three months and year ended December 31, 2005, equity in earnings (loss) of affiliated companies includes a charge of $106 million for Corning's share of Samsung Corning's impairment of certain manufacturing assets and other charges.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                 SEGMENT RESULTS
                            (Unaudited; in millions)


A  reconciliation  of reportable  segment net income to consolidated  net income
(loss) follows (in millions):

                                                               Three months ended                     Year ended
                                                                  December 31,                       December 31,
                                                            ------------------------           ------------------------
                                                              2006            2005               2006            2005
                                                            ---------      ---------           ---------      ---------
Net income of reportable segments                            $  437         $   432            $  1,661       $  1,252
Unallocated amounts:
    Net financing costs (1)                                       6             (15)                  1            (93)
    Stock-based compensation expense                            (32)            (10)               (127)           (37)
    Exploratory research                                        (27)            (22)                (89)           (77)
    Corporate contributions                                      (6)             (6)                (30)           (24)
    Equity in earnings of affiliated companies,
       net of impairments (2)                                    90              53                 352            266
    Asbestos settlement (3)                                     139             (14)                  2           (218)
    Other corporate items (4)                                    39            (451)                 85           (484)
                                                             ------         -------            --------        -------
Net income (loss)                                            $  646         $   (33)           $  1,855        $   585
                                                             ======         =======            ========        =======

(1) Net financing costs include interest expense, interest income, and interest costs and investment gains associated with benefit plans.
(2) Equity in earnings of affiliated companies, net of impairments includes the following items:
     . In the year ended December 31, 2006, a $33 million gain representing our share of a tax settlement relating to an IRS examination at Dow Corning.
     . In the year ended December 31, 2005, a gain of $11 million for our share of a gain on the issuance of subsidiary stock at Dow Corning.
(3) The asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation (PCC) reorganization plan, when the reorganization plan becomes effective, will require Corning to relinquish its equity interest in PCC, contribute its equity interest in Pittsburgh Corning Europe (PCE), and 25 million shares of Corning common stock to a trust. Corning also agreed to make cash payments over the six years from the effective date of the settlement and to assign certain insurance policy proceeds from its primary insurance and a portion of its excess insurance at the time of the settlement. The asbestos liability requires adjustment to fair value based upon movements in Corning's common stock price prior to contribution of the shares to the trust as well as change in the estimated fair value of the other components of the settlement offer. In the fourth quarter of 2006 and 2005, Corning recorded a credit of $139 million and a charge of $14 million, respectively, to reflect changes in the estimated fair value of the components of the settlement offer. In the twelve months ended December 31, 2006, and 2005, Corning recorded a credit of $2 million and a charge of $218 million, respectively, to reflect the changes in the estimated fair value of the components of the settlement offer.
(4) Other corporate items include the tax impact of the unallocated amounts. In addition, the following items are also included:
     . In the three and twelve months ended December 31, 2006, tax benefits of $35 million and $83 million, respectively, from the release of valuation allowances for certain foreign locations.
     . In the three and twelve months ended December 31, 2005, a net $443 million charge to tax expense which was primarily to increase the valuation allowance against deferred tax assets resulting from our conclusion that the sale of an appreciated asset no longer met the criteria for a viable tax planning strategy.
     . In the twelve months ended December 31, 2005, an impairment charge of $25 million for the other-than-temporary decline in our investment in Avanex below its cost basis and a loss of $16 million associated with redemption or retirement of debt.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


1.   Restructuring, Impairment, and Other Charges (Credits)

In the fourth quarter of 2006, Corning recorded a $44 million asset impairment charge for certain long-lived assets in our Telecommunications segment.

2.   Asbestos Settlement

On March 28, 2003, Corning announced that it had reached agreement with the representatives of asbestos claimants for the settlement of all current and future asbestos claims against Corning and Pittsburgh Corning Corporation (PCC), which might arise from PCC products or operations. The proposed settlement, if approved, will require Corning to relinquish its equity interest in PCC, contribute its equity interest in Pittsburgh Corning Europe N.V. (PCE), a Belgian corporation, and contribute 25 million shares of Corning common stock. Corning also agreed to make cash payments with a value of $131 million, in March 2003, over six years from the effective date of the settlement and to assign insurance policy proceeds from its primary insurance and a portion of its excess insurance at the time of the settlement.

As a result of the proposed asbestos settlement, any changes in the estimated fair value of the components of the proposed settlement agreement will be recognized in Corning's quarterly results until the date of the contribution to the settlement trust. In the fourth quarter of 2006, Corning recorded a gain of $139 million (pretax and after-tax) including a mark-to-market gain of $143 million reflecting the decrease in Corning's common stock from September 30, 2006 to December 31, 2006 and a $4 million charge to adjust the estimated fair value of certain other components of the proposed asbestos settlement.

Beginning with the first quarter of 2003, Corning has recorded total net charges of $816 million to reflect the estimated fair value of our asbestos liability.

3.   Provision for Income Taxes

In the fourth quarter of 2006, Corning recorded a $35 million tax benefit from the release of a valuation allowance on German trade taxes due to sustained profitability of the Company's German entities.

4.   Equity in Earnings of Affiliated Companies

In the fourth quarter of 2006, equity in earnings of affiliated companies includes the following items associated with Samsung Corning: an impairment charge for certain long-lived assets; the establishment of a valuation allowance against certain deferred tax assets; and a gain on the sale of land. These items increased Corning's equity earnings by $28 million (net) in the fourth quarter of 2006.

5.   Adoption of SFAS 158

Corning adopted Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)" (SFAS 158) on December 31, 2006. SFAS 158 requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in comprehensive income in the year in which the changes occur. The impact of adopting SFAS 158 resulted in a reduction to stockholders' equity of $669 million after tax. Dow Corning's adoption of this standard resulted in a reduction to our investment in Dow Corning and a decrease to stockholders' equity of $94 million after tax.

6.   Weighted Average Shares Outstanding

Weighted average shares outstanding are as follows (in millions):

                                          Three months ended     Year ended
                                             December 31,        December 31,
                                          ------------------   ---------------
                                           2006       2005      2006     2005
                                           ----       ----      ----     ----

Basic                                      1,557      1,524     1,550    1,464
Diluted                                    1,596      1,524     1,594    1,535
Diluted used for non-GAAP measures         1,596      1,571     1,594    1,539

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                           QUARTERLY SALES INFORMATION
                            (Unaudited; in millions)

                                                                                  2006
                                                     --------------------------------------------------------------
                                                        Q1            Q2           Q3           Q4          Total
                                                     --------     --------      -------      -------      --------
Display Technologies                                 $    547     $    461      $   506      $   619      $  2,133

Telecommunications
   Fiber and cable                                        205          234          241          197           877
   Hardware and equipment                                 192          238          215          207           852
                                                     --------     --------      -------      -------      --------
                                                          397          472          456          404         1,729

Environmental Technologies
   Automotive                                             121          113          112          105           451
   Diesel                                                  34           39           41           50           164
                                                     --------     --------      -------      -------      --------
                                                          155          152          153          155           615

Life Sciences                                              72           75           68           72           287

Other                                                      91          101           99          119           410
                                                     --------     --------      -------      -------      --------

Total                                                $  1,262     $  1,261      $ 1,282      $ 1,369      $  5,174
                                                     ========     ========      =======      =======      ========

                                                                                  2005
                                                     --------------------------------------------------------------
                                                        Q1            Q2           Q3           Q4          Total
                                                     --------     --------      -------      -------      --------

Display Technologies                                 $    320    $     415      $   489      $   518      $  1,742

Telecommunications
   Fiber and cable                                        212          213          216          193           834
   Hardware and equipment                                 215          202          182          190           789
                                                     --------     --------      -------      -------      --------
                                                          427          415          398          383         1,623

Environmental Technologies
   Automotive                                             127          125          121          109           482
   Diesel                                                  21           21           23           33            98
                                                     --------     --------      -------      -------      --------
                                                          148          146          144          142           580

Life Sciences                                              74           75           70           63           282

Other                                                      81           90           87           94           352
                                                     --------     --------      -------      -------      --------

Total                                                $  1,050     $  1,141      $ 1,188      $ 1,200      $  4,579
                                                     ========     ========      =======      =======      ========

The above supplemental information is intended to facilitate analysis of Corning's businesses.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                      Three Months Ended December 31, 2006
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's net income and earnings per share (EPS) excluding special items for the fourth quarter of 2006 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.
--------------------------------------------------------------------------------

                                                                          Per       Income (Loss) Before         Net
                                                                         Share          Income Taxes        Income (Loss)
                                                                        -------     --------------------    -------------
Earnings per share (EPS) and net income,
  excluding special items                                               $  0.31           $   282             $   488

Special items:
     Restructuring, impairment, and other (charges) and credits (a)       (0.03)              (44)                (44)

     Asbestos settlement (b)                                               0.09               139                 139

     Provision for income taxes (c)                                        0.02                                    35

     Equity in earnings of affiliated companies (d)                        0.02                                    28
                                                                        -------           -------             -------

Total EPS and net income                                                $  0.41           $   377             $   646
                                                                        =======           =======             =======


(a) Amount represents a $44 million asset impairment charge for certain long-lived assets in our Telecommunications segment.

(b) As a result of Corning's proposed asbestos settlement, any changes in the estimated fair value of the components of the proposed settlement agreement will be recognized in Corning's quarterly results until the date of the contribution to the settlement trust. In the fourth quarter of 2006, Corning recorded a credit of $139 million (before- and after-tax) including a credit of $143 million for the change in Corning's common stock price of $18.71 at December 31, 2006, compared to $24.41 at September 30, 2006 and a $4 million charge for the change in the estimated fair value of certain other components of the proposed asbestos settlement liability.

(c) Amount reflects a $35 million tax benefit from the release of our valuation allowance on certain deferred tax assets in Germany.

(d) Amount reflects Corning's share of the following items associated with Samsung Corning: an impairment charge for certain long-lived assets; the impact of establishing a valuation allowance against certain deferred tax assets; and a gain on the sale of land. These items increased Corning's equity earnings by $28 million (net) in the fourth quarter of 2006.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                          Year Ended December 31, 2006
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's net income and earnings per share (EPS) excluding special items for the year ended December 31, 2006 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.
--------------------------------------------------------------------------------

                                                                          Per       Income (Loss) Before         Net
                                                                         Share          Income Taxes        Income (Loss)
                                                                        -------     --------------------    -------------
Earnings per share (EPS) and net income, excluding special items        $  1.12           $  1,014             $  1,785

Special items:
     Restructuring, impairment, and other (charges) and credits (a)       (0.03)               (44)                 (44)

     Asbestos settlement (b)                                                                     2                    2

     Loss on repurchases of debt, net                                     (0.01)               (11)                 (11)

     Provision for income taxes (c)                                        0.05                                      83

     Equity in earnings of affiliated companies (d)                        0.03                                      40
                                                                        -------           --------             --------

Total EPS and net income                                                $  1.16           $    961             $  1,855
                                                                        =======           ========             ========

(a) Amount represents a $44 million asset impairment charge for certain long-lived assets in our Telecommunications segment.

(b) As a result of Corning's proposed asbestos settlement, any changes in the estimated fair value of the components of the proposed settlement agreement will be recognized in Corning's quarterly results until the date of the contribution to the settlement trust. For 2006, Corning recorded a credit of $2 million (before- and after-tax) including a credit of $24 million for the change in Corning's common stock price of $18.71 at December 31, 2006, compared to $19.66 at December 31, 2005 and a $22 million charge for the change in estimated fair value of certain other components of the proposed asbestos settlement liability.

(c) Amount reflects a $73 million tax benefit from the release of our valuation allowance on certain deferred tax assets in Germany and a $10 million tax benefit from the release of our valuation allowance on Australian tax benefits.

(d) Amount reflects the following items which increased Corning's equity earnings by $40 million (net) in 2006: an impairment charge for certain long-lived assets of Samsung Corning; the impact of Samsung Corning's establishment of a valuation allowance against certain deferred tax assets; a gain on the sale of land at Samsung Corning; and Corning's share of a favorable tax settlement from the completion of an IRS examination at Dow Corning.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                          Year Ended December 31, 2005
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's net income and earnings per share (EPS) excluding special items for the year ended December 31, 2005 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences  between  these  non-GAAP  measures  and the  directly  related GAAP measure.
--------------------------------------------------------------------------------

                                                                           Per      Income (Loss) Before         Net
                                                                          Share         Income Taxes        Income (Loss)
                                                                         -------    --------------------    -------------
Earnings per share (EPS) and net income,
  excluding special items                                                $  0.86          $   755              $  1,323

Special items:
     Restructuring, impairment, and other (charges) and credits (a)         0.02               38                    34

     Asbestos settlement (b)                                               (0.14)            (218)                 (218)

     Loss on repurchases and retirement of debt, net (c)                   (0.01)             (16)                  (16)

     (Provision) benefit for income taxes (d)                              (0.29)                                  (443)

     Equity in earnings of affiliated companies, net of impairments (e)    (0.06)                                   (95)
                                                                         -------          -------              --------

Total EPS and net income                                                 $  0.38          $   559              $    585
                                                                         =======          =======              ========

(a) Amount reflects the following items: a gain of $84 million (before- and after-tax) for the reversal of the cumulative translation account of a wholly-owned foreign subsidiary that was substantially liquidated; an impairment charge of $25 million (before- and after-tax) for the other-than-temporary decline in our investment in Avanex below its cost basis; and net charges of $38 million ($34 million after-tax and minority interest) for restructuring costs primarily associated with the Telecommunications segment.

(b) As a result of Corning's proposed asbestos settlement, any changes in the estimated fair value of the components of the proposed settlement agreement will be recognized in Corning's quarterly results until the date of the contribution to the settlement trust. For 2005, Corning recorded a charge of $218 million (before- and after-tax) including $197 million for the change in Corning's common stock price of $19.66 at December 31, 2005, compared to $11.77 at December 31, 2004, and a $21 million charge for the change in estimated fair value of certain other components of the proposed asbestos settlement liability.

(c) Corning recorded a loss of $16 million (before- and after-tax) associated with the cash redemption of $377 million principal amount of debentures.

(d) Amount reflects a net $443 million charge to tax expense in 2005 which was primarily to increase the valuation allowance against deferred tax assets resulting from our conclusion that the sale of an appreciated asset no longer met the criteria for a viable tax planning strategy.

(e) Amount is primarily the result of Corning's $106 million share of an impairment charge taken by Samsung Corning Co., Ltd., a South Korea-based manufacturer of glass panels and funnels for cathode ray tube television and display monitors, for certain of its manufacturing assets and severance and exit costs.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                       Five Years Ended December 31, 2006
                        (Unaudited; amounts in millions)

--------------------------------------------------------------------------------
Corning's comment, "This was fourth consecutive year that we recorded significant improvement in the company's profitability..." includes a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP improvement in net income is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.
--------------------------------------------------------------------------------

                                                             Net Income                                 Improvement
                                                  For the years ended December 31,        -----------------------------------
                                            --------------------------------------------     2006     2005     2004     2003
                                            2006     2005     2004      2003     2002     vs. 2005 vs. 2004 vs. 2003 vs. 2002
                                            ----     ----     ----      ----     ----     -------- -------- -------- --------
Net income, excluding special items        $1,785   $1,323  $    692   $  140   $  (392)    $ 462    $631     $552     $532
                                                                                            =====    ====     ====     ====

Special items:
Restructuring, impairment, and
  other (charges) and credits (a)             (44)      34    (1,802)     (26)   (1,462)

Asbestos settlement (b)                         2     (218)      (59)    (332)

(Loss) gain on repurchases and
  retirement of debt, net (c)                 (11)     (16)      (34)      12       108

(Provision) benefit for income taxes (d)       83     (443)     (992)

Equity in earnings of affiliated
  companies, net of impairments (e)            40      (95)      (56)     (74)      (34)

Income from discontinued operations (f)                           20                478
                                           ------   ------  --------   ------   -------

Net income (loss)                          $1,855   $  585  $ (2,231)  $ (280)  $(1,302)
                                           ======   ======  ========   ======   =======

2006 Special Items:

(a) Amount represents a $44 million asset impairment charge for certain long-lived assets in our Telecommunications segment.
(b) As a result of Corning's proposed asbestos settlement, any changes in the estimated fair value of the components of the proposed settlement agreement will be recognized in Corning's quarterly results until the date of the contribution to the settlement trust. For 2006, Corning recorded a credit of $2 million (before- and after-tax) including a credit of $24 million for the change in Corning's common stock price of $18.71 at December 31, 2006, compared to $19.66 at December 31, 2005 and a $22 million charge for the change in estimated fair value of certain other components of the proposed asbestos settlement liability.
(d) Amount reflects a $73 million tax benefit from the release of our valuation allowance on certain deferred tax assets in Germany and a $10 million tax benefit from the release of our valuation allowance on Australian tax benefits.
(e) Amount reflects the following items which increased Corning's equity earnings by $40 million (net) in 2006: an impairment charge for certain long-lived assets of Samsung Corning; the impact of Samsung Corning's establishment of a valuation allowance against certain deferred tax assets; a gain on the sale of land at Samsung Corning; and Corning's share of a favorable tax settlement from the completion of an IRS examination at Dow Corning.

2005 Special Items:
(a) Amount reflects the following items: a gain of $84 million (before- and after-tax) for the reversal of the cumulative translation account of a wholly-owned foreign subsidiary that was substantially liquidated; an impairment charge of $25 million (before- and after-tax) for the other-than-temporary decline in our investment in Avanex below its cost basis; and net charges of $38 million ($34 million after-tax and minority interest) for restructuring costs primarily associated with the Telecommunications segment.
(b) As a result of Corning's proposed asbestos settlement, any changes in the estimated fair value of the components of the proposed settlement agreement will be recognized in Corning's quarterly results until the date of the contribution to the settlement trust. For 2005, Corning recorded a charge of $218 million (before- and after-tax) including $197 million for the change in Corning's common stock price of $19.66 at December 31, 2005, compared to $11.77 at December 31, 2004, and a $21 million charge for the change in estimated fair value of certain other components of the proposed asbestos settlement liability.
(c) Corning recorded a loss of $16 million (before- and after-tax) associated with the cash redemption of $377 million principal amount of debentures.
(d) Amount reflects a net $443 million charge to tax expense in 2005 which was primarily to increase the valuation allowance against deferred tax assets resulting from our conclusion that the sale of an appreciated asset no longer met the criteria for a viable tax planning strategy.
(e) Amount is primarily the result of Corning's $106 million share of an impairment charge taken by Samsung Corning Co., Ltd., a South Korea-based manufacturer of glass panels and funnels for cathode ray tube television and display monitors, for certain of its manufacturing assets and severance and exit costs.

2004 Special Items:
(a) Corning recorded charges $1.789 billion ($1.802 billion after-tax and minority interest) primarily related to the impairment of goodwill and fixed assets in the Telecommunications segment.
(b) As a result of Corning's proposed asbestos settlement, any changes in the estimated fair value of the components of the proposed settlement agreement will be recognized in Corning's quarterly results until the date of the contribution to the settlement trust. For 2004, Corning recorded a charge of $65 million ($59 million after-tax) including $33 million ($30 million after-tax) for the change in Corning's common stock price of $11.77 at December 31, 2004, compared to $10.43 at December 31, 2003, and a $32 million ($29 million after-tax) charge for the change in estimated fair value of certain other components of the proposed asbestos settlement liability.
(c) During 2004, Corning retired a significant portion of long-term debt, resulting in a loss of $36 million ($34 million after-tax).
(d) In the third quarter of 2004, Corning increased income tax expense by $992 million as a result of the company's decision to provide a valuation allowance against a significant portion of its deferred tax assets.
(e) This amount reflects charges of $35 million for impairments of certain non-strategic equity method investments in Corning's Telecommunications segment and $21 million related to restructuring actions and bankruptcy related charges recorded by Dow Corning Corporation.
(f) This gain relates to the final settlement of escrowed proceeds from the 2002 sale of Corning's precision lens business to 3M Company.

2003 Special Items:
(a) Corning recorded net charges of $111 million ($26 million after-tax) for our decision to shutdown Corning Asahi Video Products Company, exit the photonics technologies business within our Telecommunications segment, and shutdown two of our Specialty Materials manufacturing facilities. The charges for these actions were partially offset by credits to prior periods' restructuring plans, most notably for our decision not to exit two cabling sites previously marked for shutdown in 2002.
(b) As a result of Corning's proposed asbestos settlement, any changes in the estimated fair value of the components of the proposed settlement agreement will be recognized in Corning's quarterly results until the date of the contribution to the settlement trust. For 2003, this charge includes the initial liability based on the terms of the settlement agreement ($298 million or $190 million after-tax) plus a charge of $115 million pre-tax ($73 million after-tax) for the change in Corning's common stock price of $10.43 at December 31, 2003, compared to $5.84 at the settlement arrangement date, and a $122 million pre-tax ($69 million after-tax) charge for the change in estimated fair value of certain other components of the proposed asbestos settlement liability from the settlement arrangement date.
(c) During 2003, Corning retired a significant portion of long-term debt, resulting in a gain of $19 million ($12 million after-tax).
(e) This amount primarily reflects our portion of asset impairment charges recorded by our equity method investment, Samsung Corning Co., Ltd.

2002 Special Items:
(a) Corning recorded total net charges of $2.08 billion ($1.462 billion after-tax and minority interest) related to the following significant actions: restructuring charges of $1.271 billion ($929 million after-tax and minority interest) for the closure of facilities, workforce reductions and abandonment of certain construction projects, mostly in our Telecommunications segment; $400 million ($294 million after-tax) for the impairment of goodwill in our Telecommunications segment; and $409 million ($239 million after-tax) for the impairment of assets of our photonic technologies and conventional video components businesses.
(c) During 2002, Corning retired a significant portion of long-term debt resulting in a gain of $176 million ($108 million after-tax).
(e) This amount reflects charges for impairments of certain equity method investments in Corning's Telecommunications segment.
(f) On December 13, 2002, Corning completed the sale of our precision lens business to 3M Company for approximately $800 million in cash and recorded a gain on the sale of $652 million ($415 million after-tax) included in income from discontinued operations. The remaining $63 million, net of tax, of income from discontinued operations represents the 2002 operating results of the precision lens business prior to the sale to 3M Company.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE Year Ended December 31, 2006 - Impact of Adoption of Statement of Financial
  Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R)
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's stock  compensation  expense  resulting from the adoption of SFAS 123R for the fourth quarter of 2006 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting this non-GAAP measure is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.
--------------------------------------------------------------------------------


                                                        Expense      Per Share
                                                        -------      ---------
Stock compensation expense resulting from the
  adoption of SFAS 123R                                 $  81         $  0.05

Other stock compensation, the measurement of which
  was not impacted by the adoption of SFAS 123R            46            N/A
                                                        -----

Total stock compensation                                $ 127            N/A
                                                        =====

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                           Telecommunications Segment
                        (Unaudited; amounts in millions)

--------------------------------------------------------------------------------
Corning's comment, "The Telecommunications segment also improved profitability, before special items, for a second consecutive year." includes a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting a non-GAAP improvement in net income is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.
--------------------------------------------------------------------------------

                                                 Telecommunications Segment Net Income          Improvement
                                                   For the years ended December 31,        --------------------
                                                 --------------------------------------      2006        2005
                                                    2006         2005           2004       vs. 2005    vs. 2004
                                                    ----         ----           ----       --------    --------
Net income (loss), excluding special items         $   51       $    21      $    (39)        $30         $60
                                                                                              ===         ===

Special items:
     Restructuring, impairment, and other
       (charges) and credits (a)                      (44)           47        (1,800)

     Equity in earnings of affiliated
       companies, net of impairments (b)                                          (35)
                                                   ------       -------      --------

Telecommunications segment net income (loss)       $    7       $    68      $ (1,874)
                                                   ======       =======      ========

2006 Special Items:
(a) Amount represents a $44 million asset impairment charge for certain long-lived assets in our Telecommunications segment.

2005 Special Items:
(a) Amount reflects the following items: a gain of $84 million (before- and after-tax) for the reversal of the cumulative translation account of a wholly-owned foreign subsidiary that was substantially liquidated and net charges of $37 million (pretax and after-tax and minority interest) for restructuring costs associated with the Telecommunications segment.

2004 Special Items:
(a) Corning recorded charges $1.798 billion ($1.800 billion after-tax and minority interest) related to the impairment of goodwill and fixed assets in the Telecommunications segment.
(b) This amount reflects charges of $35 million for impairments of certain non-strategic equity method investments in Corning's Telecommunications segment.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                  Three Months and Year Ended December 31, 2006
                        (Unaudited; amounts in millions)

--------------------------------------------------------------------------------
Corning's free cash flow financial measure for the three months and year ended December 31, 2006 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.
--------------------------------------------------------------------------------

                                                           Three
                                                        months ended                    Year ended
                                                      December 31, 2006              December 31, 2006
                                                      -----------------              -----------------
Cash flows from operating activities                   $       628                    $      1,803

Less:  Cash flows from investing activities                   (467)                         (2,181)

Plus:  Short-term investments - acquisitions                   551                           2,894

Less:  Short-term investments - liquidations                  (373)                         (1,976)
                                                       -----------                    ------------

Free cash flow                                         $       339                    $        540
                                                       ===========                    ============

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                        Three Months Ended March 31, 2007
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's earnings per share (EPS) excluding special items for the first quarter of 2007 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles
(GAAP). The company believes presenting non-GAAP EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.
--------------------------------------------------------------------------------

                                                               Range
                                                       ----------------------
Guidance: EPS excluding special items                  $0.24            $0.27

Special items:
     Restructuring, impairment, and other
       (charges) and credits (a)

     Asbestos settlement (b)
                                                       -----            -----

Earnings per share


        ----------------------------------------------------------------
        This schedule will be updated as additional announcements occur.
        ----------------------------------------------------------------

(a) From time to time, Corning may need to make adjustments to estimates used in the determination of prior year restructuring and impairment charges, which could result in a gain or loss during the quarter.

(b) As part of Corning's asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation reorganization plan, Corning will contribute, if the reorganization plan is approved, 25 million shares of Corning common stock to a trust. The common stock will be contributed to the trust, after the plan has been approved by the asbestos claimants and bankruptcy court. The portion of the asbestos liability to be settled in common stock requires adjustment each quarter based upon movements in Corning's common stock price prior to contribution of the shares to the trust. In the first quarter of 2007, Corning will record a charge or credit for the change in its common stock price as of March 31, 2007 compared to $18.71, the common stock price at December 31, 2006. In addition, Corning will record an adjustment to the asbestos liability to reflect the change in fair value of any of the other components of the proposed asbestos settlement.



Please note that the company may pursue other financing, restructuring and divestiture activities at any time in the future, and that the potential impact of these events is not included within Corning's first quarter 2007 guidance.

This schedule contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are based on current expectations and involve certain risks and uncertainties. Actual results may differ from those projected in the forward looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in the Securities and Exchange Commission filings of this Company.